Toni Perazzo
Chief Financial Officer
(650) 340-1888FOR IMMEDIATE RELEASE

AEROCENTURY CORP. REPORTS SECOND QUARTER 2008 RESULTS

(BURLINGAME, CA), August 12, 2008 — AeroCentury Corp. (AMEX:ACY), an independent aircraft leasing company, today reported its operating results for the second quarter ended June 30, 2008.

For the quarter ended June 30, 2008, the Company reported total revenues of $7.7 million compared with revenues of $5.1 million for the same period a year ago.  For the six months ended June 30, 2008, the Company reported total revenues of $15.5 million compared with revenues of $10.2 million for the same period in 2007.

The Company reported net income of $1,585,000 or $1.03 per basic share and $0.99 per diluted share for the second quarter of 2008, compared to net income of $513,000 or $0.33 per basic share and $0.32 per diluted share for the second quarter of 2007. The Company reported net income of $1,881,000 or $1.22 per basic share and $1.17 per diluted share for the first six months of 2008, compared to net income of $1,537,000 or $1.00 per basic share and $0.98 per diluted share for the first six months of 2007.

Operating lease revenue was approximately $1.5 million and $3.1 million higher in the three months and six months ended June 30, 2008, respectively, versus the same periods in 2007, primarily because of lease revenue from additional aircraft purchased during 2007 and 2008 and re-leases during 2007 at increased rental rates for several of the Company’s aircraft.  The aggregate effect of these increases was partially offset by a decrease in revenue related to aircraft that were off lease for all or part of the 2008 periods.

Maintenance reserves income, comprised of non-refundable reserves which are earned based on lessee aircraft usage, was approximately $1.1 million and $2.0 million higher in the three months and six months ended June 30, 2008, respectively, versus the three months and six months ended June 30, 2007 as a result of the acquisition of additional aircraft in 2007.

Total expenses were approximately $1.0 million and $4.8 million higher in the three months and six months ended June 30, 2008, respectively, as compared to the same periods in 2007, primarily because of higher maintenance expense of approximately $0.5 million and $2.7 million, respectively, due to higher total lessee reserves claims.  Depreciation was also higher by approximately $0.5 million and $1.0 million in the three months and six months ended June 30, 2008, respectively, versus the same periods in 2007 as a result of aircraft purchases in 2007 and 2008.  Interest expense was approximately $0.3 million lower in the three-month period of 2008 as compared to the same period in 2007, primarily as a result of the change in fair value of the Company’s interest rate swap.  Interest expense was approximately $0.6 million higher in the six months ended June 30, 2008 than in the six months ended June 30, 2007, primarily as a result of higher average senior and subordinated debt balances, the effect of which was partially offset by a decrease in the average rates applicable to the Company’s senior debt.

AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases. The Company’s aircraft and engines are on lease to regional airlines and commercial users worldwide.

(See tables following.)

AeroCentury Corp.
Selected Financial Information
(Unaudited)
(000’s)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2008	2007	2008	2007
		(as restated)		(as restated)
Revenues and other income:

Operating lease revenue	$5,759	$4,228	$11,653	$8,511
Maintenance reserves income	1,901	847	3,650	1,674
Gain on sale of aircraft and aircraft engines	-	-	15	-
Other	25	1	190	9

	7,685	5,076	15,508	10,194
Expenses:

Interest	1,101	1,424	3,230	2,646
Depreciation	1,743	1,258	3,450	2,493
Management fees	889	684	1,772	1,367
Maintenance costs	1,253	701	3,635	926
Professional fees and general and administrative	157	174	435	331
Other taxes	35	10	(45)	22
Insurance	93	49	171	75
Bad debt expense	-	-	-	16

	5,271	4,300	12,648	7,876

Income before income taxes	2,414	776	2,860	2,318

Income tax provision	829	263	979	781

Net income	$1,585	$513	$1,881	$1,537

Earnings per share:
Basic	$1.03	$0.33	$1.22	$1.00
Diluted	$0.99	$0.32	$1.17	$0.98
Shares used in per share computations:
Basic	1,543,257	1,543,257	1,543,257	1,543,257
Diluted	1,594,410	1,601,423	1,610,969	1,572,502

Summary Balance Sheet:

	June 30, 2008	December 31, 2007	June 30, 2007
			(as restated)
Total assets	$136,928	$126,653	$109,093
Total liabilities	$102,907	$94,513	$79,188
Shareholders’ equity	$34,021	$32,140	$29,905

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